                                                                     EXHIBIT 99
                                                                         Page 1

GORMAN-RUPP REPORTS IMPROVED SECOND QUARTER RESULTS

Mansfield, Ohio - July 28, 2005 - The Gorman-Rupp Company (AMEX:GRC) reported record net sales of $56,109,000 for the second quarter ended June 30, 2005 compared to $50,804,000 during the same period in 2004, an increase of 10.4%. Net income for the quarter was $3,337,000 compared to $2,449,000 during the same period in 2004, an increase of 36.3%. Net income during the quarter exceeded each of the five previous quarters. Earnings per share during the quarter were $0.32 compared to $0.23 during the same period in 2004.

Net sales for the six months ended June 30, 2005 were $108,146,000 compared to $100,235,000 during the same period in 2004, an increase of $7,911,000 or 7.9%. Net income for the first six months of 2005 was $4,991,000 compared to $4,656,000 for the same period 2004, an increase of 7.2% and equal to earnings per share of $0.47 and $0.44, respectively.

Increased sales and new orders in the construction, fire protection and international markets during the second quarter 2005 reflected continuing improvement in the capital goods sector in response to the general economic recovery.

Stronger sales volume from the Company's Mansfield Division during the second quarter contributed to the improved operating results. Increased incoming orders at Patterson Pump Company during this quarter are expected to further improve its shipments during the second half of 2005.

The Company's backlog of orders at June 30, 2005 was $87.2 million, an increase of 44.5% from June 30, 2004, and 26.4% higher than the $69.0 million backlog at December 31, 2004.

President and CEO Jeffrey Gorman stated, "We are encouraged by the amount of new orders during the first half of 2005 and look forward to a good second-half of the year."


David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477

For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.

The Gorman-Rupp Company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and government applications.

                                                                     EXHIBIT 99
                                                                         Page 2


                    The Gorman-Rupp Company and Subsidiaries
             Condensed Consolidated Statements of Income (unaudited)
                (in thousands of dollars, except per share data)


                                                            Three Months Ended June 30,         Six Months Ended June 30,
                                                              2005                2004            2005             2004
                                                            -------             -------         --------          --------
Net sales                                                   $56,109             $50,804         $108,146          $100,235
Cost of products sold                                        43,703              39,984           85,955            79,319
                                                            -------             -------         --------          --------
     Gross Profit                                            12,406              10,820           22,191            20,916

Selling, general and
  administrative expenses                                     7,274               7,102           14,705            13,966
                                                            -------             -------         --------          --------
     Operating Income                                         5,132               3,718            7,486             6,950
Other income (expense) - net                                    166                 170              436               441
                                                            -------             -------         --------          --------
     Income Before Income Taxes                               5,298               3,888            7,922             7,391
Income taxes                                                  1,961               1,439            2,931             2,735
                                                            -------             -------         --------          --------
     Net Income                                             $ 3,337             $ 2,449         $  4,991          $  4,656
                                                            =======             =======         ========          ========
Basic and Diluted Earnings
  Per Share                                                 $  0.32             $  0.23         $   0.47          $   0.44

Per share data reflects the 5 for 4 stock split effective September 10, 2004.


                    The Gorman-Rupp Company and Subsidiaries
                Condensed Consolidated Balance Sheets (unaudited)
                            (in thousands of dollars)


                                                                                     June 30,          December 31,
                                                                                       2005                2004
                                                                                   -----------         ------------
                     Assets
Cash and short-term investments                                                    $    15,589          $    18,898
Accounts receivable                                                                     34,331               32,988
Inventories                                                                             46,667               38,234
Other current assets and deferred income taxes                                           5,504                6,525
                                                                                   -----------          -----------
     Total Current Assets                                                              102,091               96,645

Property, Plant and Equipment - Net                                                     52,294               54,812
Other                                                                                   15,366               13,887
                                                                                   -----------          -----------
     Total Assets                                                                  $   169,751          $   165,344
                                                                                   ===========          ===========
         Liabilities and Shareholders' Equity

Accounts payable                                                                   $     6,720          $     6,615
Accrued liabilities and expenses                                                        16,673               14,497
                                                                                   -----------          -----------
     Total Current Liabilities                                                          23,393               21,112

Postretirement Benefits                                                                 22,946               22,334

Shareholders' Equity                                                                   123,412              121,898
                                                                                   -----------          -----------
     Total Liabilities and Shareholders' Equity                                    $   169,751          $   165,344
                                                                                   ===========          ===========

Shares outstanding                                                                  10,682,697           10,682,697

Shares reflect the 5 for 4 split effective September 10, 2004.